Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the D.R. Horton, Inc. 2006 Stock Incentive Plan of our reports dated December 7, 2005, with respect to the consolidated financial statements of D.R. Horton, Inc. included in its Annual Report (Form 10-K) for the year ended September 30, 2005, D.R. Horton, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of D.R. Horton, Inc., filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Fort Worth, Texas
May 3, 2006